Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-217639, 333-160362, 333-156012, 333-143493, 333-117248, 333-17773, 333-106753 and 333-106751) and on Form S-3 (Nos. 333-217987 and 333-229162) of Gray Television, Inc. of our report dated February 25, 2021 relating the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Gray Television, Inc., appearing in this Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Atlanta, Georgia

February 25, 2021